     Exhibit (12) * to Report
on Form 10-K for Fiscal
Year Ended June 30, 2001
by Parker-Hannifin Corporation

Computation of Ratio of Earnings to Fixed Charges
as of June 30, 2001

Exhibit 12

PARKER-HANNIFIN CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands)

	Fiscal Year Ended June 30,
	2001		2000		1999		1998		1997

EARNINGS

Income from continuing operations before
income taxes	$533,596		$562,187		$477,694		$503,988		$424,867

Add:
Interest on indebtedness, exclusive of
interest capitalized in accordance
with FASB #34 and interest on ESOP
loan guarantee	83,728		51,576		63,132		52,463		46,373

Amortization of deferred loan costs	810		659		565		324		286

Portion of rents representative of
interest factor	18,663		13,457		14,093		12,355		11,102

Equity share of losses of companies
for which debt obligations are not
guaranteed	1,571		1,359				583		1,327

Amortization of previously capitalized
interest	274		254		313		296		220

Income as adjusted	$638,642		$629,492		$555,797		$570,009		$484,175

FIXED CHARGES

Interest on indebtedness, exclusive of
interest capitalized in accordance
with FASB #34 and interest on ESOP
loan guarantee	$83,728		$51,576		$63,132		$52,463		$46,373

Capitalized interest					2		1,372		272

Amortization of deferred loan costs	810		659		565		324		286

Portion of rents representative of
interest factor	18,663		13,457		14,093		12,355		11,102

Fixed charges	$103,201		$65,692		$77,792		$66,514		$58,033

RATIO OF EARNINGS TO FIXED CHARGES	6.19	x	9.58	x	7.14	x	8.57	x	8.34	x